Exhibit 99.1

PRESS RELEASE

NASDAQ:	CHFC
FOR RELEASE:	IMMEDIATE
DATE:	September 13, 2001

CONTACT	Alan W. Ott Chairman of the Board 989/839-5333

ALOYSIUS J. OLIVER TO RETIRE AS PRESIDENT AND CEO OF
CHEMICAL FINANCIAL CORPORATION AT END OF YEAR;
DAVID B. RAMAKER TO REPLACE HIM

          Midland, Michigan, September 13, 2001 . . . Aloysius J. Oliver, President and Chief Executive Officer of Chemical Financial Corporation (Nasdaq: CHFC), will retire as a full-time employee of the Company on December 31, 2001. The Corporation's Board of Directors has selected David B. Ramaker to succeed him, effective January 1, 2002. Mr. Oliver will continue to serve on the Chemical Board of Directors and will become its non-executive Chairman on January 1, 2002 following the retirement of current non-executive Chairman, Alan W. Ott, on December 31, 2001, in accordance with the organization's Directors Retirement Policy.

          Mr. Oliver, 61, has been President and Chief Executive Officer of Chemical Financial Corporation since January, 1997. For the previous 12 years, he was the Company's Executive Vice President and Secretary. He joined the staff of Chemical Bank and Trust Company, which was then known as Chemical State Savings Bank, in 1957. Following a series of promotions to various supervisory and management positions, he was elected Vice President and Cashier of the bank in 1975. He became Secretary to the bank's Board of Directors in 1979 and was elected Senior Vice President in 1981. Mr. Oliver also serves as President and a Director of CFC Data Corp, the Corporation's wholly owned data processing subsidiary.

          Mr. Ramaker, 46, has been President and Chief Executive Officer of Chemical Bank and Trust Company and Executive Vice President and Secretary of Chemical Financial Corporation since January, 1997. Previously, he had been President and Chief Executive Officer of another Chemical subsidiary, Chemical Bank Key State, for four years. He joined the Chemical organization in 1989 as Vice President and Commercial Loan Officer at Chemical Bank and Trust Company. Before coming to Chemical, he was employed by several Texas banks following his graduation from Southern Methodist University in 1977. His last position in Texas was President and Chief Executive Officer of the Bank of Arlington in that Dallas suburb. Mr. Ramaker is a graduate of the Southwestern Graduate School of Banking and the American Bankers Association's Commercial Lending School.

          Mr. Ott has been the non-executive Chairman of the Chemical Financial Board of Directors since he retired as the Corporation's Chairman, President and Chief Executive Officer in December, 1996. He will attain the Corporation's mandatory retirement age for directors of 70, in December of this year.

Chemical Bank and Trust Company's Board of Directors will elect a successor to Mr. Ramaker as the bank's President & Chief Executive Officer later this year.

          Chemical Financial Corporation, with total assets of approximately $3.5 billion, is the fourth largest banking company with its headquarters in Michigan. Its four subsidiary banks operate 128 full service "Chemical Bank" offices and two loan production offices across 33 counties in Michigan's Lower Peninsula. Its common stock trades on the Nasdaq Stock Market under the symbol CHFC and is one of the issues comprising the Nasdaq Financial 100 Index.

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